Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, S.C. CODE ANN. § 15-48-10, ET SEQ

This Severance Agreement and General Release (“Agreement”) is entered into by Michael McMahon (“Executive”) and SCIO Diamond Technology Corporation, Inc. (“SCIO”) (collectively, “the Parties,”) pursuant to Executive’s separation of employment from SCIO.  The Parties agree as follows:
1.              Separation from Employment.  Executive’s employment with SCIO, for the purposes of this agreement, as the Chief Executive Officer of SCIO ends on July 11, 2014 (the “Termination Date”).  Executive’s salary ends on the Termination Date, and any entitlement he might have under any SCIO-provided benefit program ends on July 11, 2014, except as required by federal or state law, or as otherwise described below.
2.            Severance Pay.  SCIO will provide the following compensation to Executive in consideration for the promises, commitments and representations he makes in this Agreement and the performance of its terms and conditions.
(a)	SCIO will grant Executive SCIO stock valued at fifty percent (50%) of Executive’s base annual salary, $125,000 (“Stock Pay”). The stock price will be determined using the current PPM offering of the company at $.30, and will have no warrants. Restriction on the stock will be two years from termination date, whereby the Executive will receive an opinion SCIO to be free and clear to sell stock on the open market, or in a private sale.
(b)	SCIO will pay Executive $2,000 per month for reimbursement of medical, dental, vision and company paid deductible insurance coverage. Additionally this will cover all costs associated with these insurances in their entirety. There will be no other responsibility for the company for additional reimbursement, of any type regarding these insurances. These payments will be made for thirteen (13) months following the Termination Date (“Insurance Pay”).
(c)	SCIO will pay Executive a severance salary of $4,167 per month for 30 months, starting from the date of termination. This equals 50% of the Executives yearly salary or $125,000.
(d)	Executive will be paid in full expenses for SCIO business purposes in the amount of $3,640.90, incurred in the months of May and June 2014, prior to the Executives termination.
(e)	Options – Executive will be awarded 100,000 restricted shares as a replacement for his vested options. Restriction on these shares will be for 2 years from the termination date.
(f)	After the last day of the month in which Termination Date occurs, Executive’s eligibility for continuation of coverage under SCIO’s group medical, dental and vision insurance plans shall be governed exclusively by the continuation coverage provisions of SCIO’s group medical, dental and vision insurance plans and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
(g)	Executive acknowledges that SCIO has made no representations concerning whether any amounts paid pursuant to this Agreement are taxable. Executive, and not SCIO, shall assume complete responsibility for the payment of any and all taxes which may be imposed by any taxing authority. Executive shall hold SCIO harmless for any liability for taxes due, for interest and penalties thereon, or for any alleged failure to withhold taxes, including SCIO's reasonable attorneys’ fees incurred in defending itself against any claim of liability. Notwithstanding the above, SCIO may make such withholdings from any amounts payable to Executive as it reasonably determines it is required to make.
(h)	Executive agrees that until the second anniversary of the Termination Date, Executive will not encourage or solicit any employee or of SCIO to leave the Company for any reason. Executive also agrees that until the second anniversary of the Termination Date, Executive will not solicit business from, divert business from, or attempt to convert to other methods of using or offering the same or similar products or services as provided by SCIO or its affiliates to any person or entity that is or was a client or prospective client of SCIO or its affiliates at any time during the twenty-four (24) months prior to the Termination Date.
(i)	Executive agrees that for a period of twelve (12) months following the Termination Date, Executive shall not (without the prior written consent of SCIO) compete with SCIO or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a five percent (5%) investment in, a Competing Business located in the Territory. “Affiliate” shall mean any business entity controlled by, controlling or under common control with SCIO. “Business” shall mean the production of cultured diamonds, and any other related business engaged in by SCIO or any of its Affiliates as of the Termination Date. “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business. “Territory” shall mean any state in the continental United States of America and the States of Alaska and Hawaii into which the Company has sold products during the sixty (60) day period ending with the Termination Date.
(j)	Additionally for the a period of (12) months following the Termination Date, it is understood that the Executive has entered into a consulting agreement and is currently consulting with Combine International, (“Combine”), the partner of SCIO in the Grace Rich Joint Venture in Hai’an, China. Executive is hereby granted permission to work on the Grace Rich Joint Venture in order to make it a successful Joint Venture. This working arrangement can contain, but is not limited to assignments to assure the design and construction (modernization) of the existing facility in Hai’an, work process evaluation and translation, safety and management programs, contractor, subcontractor and vendor evaluations and negotiations, government relations, etc. No assignment will interfere with the technical responsibility that SCIO has to deliver to the Joint Venture. Executive is not an agent for Grace Rich and will not have any approval authority over anything requested of or by SCIO during this relationship. Executive will refrain from business development activities on behalf of Grace Rich without the expressed written consent of the SCIO CEO.
3.            Full General Release.  Executive makes the following promises, commitments and representations to SCIO in consideration for SCIO’s execution of this Agreement and the performance of its terms and conditions:
(a)	Executive, on behalf of himself and his spouse, family members, heirs, successors, and assigns (collectively referred to as the "Releasing Parties"), hereby voluntarily, irrevocably, and unconditionally releases and forever discharges the Released Parties (defined below), individually and collectively, from any and all claims, complaints, demands, liabilities, or causes of action, of whatever kind or character, whether now known or later discovered or whether in law or in equity, which he now has or ever had against any of the Released Parties, including, but not limited to: (i) those arising from, relating to, or in connection with any acts or omissions related to any matter at any time prior to and including the date of your execution of this Agreement, and (ii) those arising from, relating to, or in connection with your employment with or separation from SCIO, from the beginning of time up to and including the date of your execution of this Agreement.  The claims you are releasing and waiving include, but are not limited to, any claim against any of the Released Parties under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Sarbanes-Oxley Act, the South Carolina Human Affairs Law, the South Carolina Wage Payment Statute, and/or any other federal, state or local statute, regulation, ordinance, or law relating to employment, harassment, retaliation or employment discrimination; any claims which you may have under any contract or policy, whether such policy is written or oral, express or implied; demands and causes of action for any alleged violation of any federal, state or local statutes, ordinances or common laws; tortious or contractual wrongful discharge or conduct; breach of SCIO of good faith and fair dealing; violation of public policy; tortious interference with contract or prospective business relations; intentional or negligent infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; and failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Executive admits that he has received from Releasing Parties all rights and benefits, if any, potentially due to him pursuant to the FLSA.  It is the Parties’ intent to release all claims which can legally be released but no more than that.  Executive states that he is aware of no facts (including any injuries or illnesses) which might lead to his filing of a workers’ compensation claim against Releasing Parties.  This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law.  To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the Parties agree that Executive shall be permitted to participate in any legal proceedings under the False Claims Act.  But, Executive specifically waives any rights he may have to receive any monetary award from such proceedings.
Executive declares and expressly warrants that he is not Medicare eligible, that he is not a Medicare beneficiary, that he is not within thirty (30) months of becoming Medicare eligible; that he is not 65 years of age or older; that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; that he has not received Social Security benefits for twenty-four (24) months or longer; and/or that he has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is appealing the denial.  Executive affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, Releasing Parties under which the Releasing Parties could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement.  As Executive is not a Medicare recipient as of the date of this Agreement, Executive is aware of no medical expenses which Medicare has paid and for which the Releasing Parties are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.
The Parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The Parties made every effort to adequately protect Medicare’s interest and incorporate such into the severance terms, and to comply with both federal and state law. The Parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Executive’s eligibility or entitlement to Medicare or Medicare payments, will not render this Agreement void or ineffective, or in any way affect the finality of this Agreement.  Executive represents and agrees that he will indemnify, defend and hold SCIO harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown, arising from any and all charges for medical treatment Executive has received or will receive in the future. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks reimbursement or damages (including multiple damages) from Releasing Parties relating to Executive’s alleged past or future medical expenses, injuries, or claims, Executive will defend and indemnify Releasing Parties, and hold Releasing Parties harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorneys’ fees and costs sought by such entities.  Executive agrees to waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
(b)	By signing this Agreement, it is Executive’s intent to waive and release all claims and potential claims against the Released Parties, save and except a claim for unemployment benefits. In the unlikely event that a claim or potential claim (save and except a claim for unemployment benefits) has been omitted from this Release, Executive hereby assigns and conveys said claims and potential claims to SCIO in exchange for SCIO's obligations in this Agreement.
(c)	Executive acknowledges and agrees that it is SCIO's Code of Ethics and Business Conduct policy, communicated to him and other executives, that executives are requested to bring to SCIO's attention any incidents of misconduct or wrongdoing in the area of regulatory compliance, both governmental and industry. Executive hereby affirms that he has acted in accordance with such policy and that he has, at this time, no knowledge of any such incident which he has not brought to the attention of SCIO in writing.
(d)	Executive warrants and represents he has no pending administrative claims of any kind against SCIO or the Released Parties
4.            Certain Rights not Affected.  Nothing in this Agreement adversely affects any right Executive may have to: (i) base wages earned by him through the Termination Date, and Executive shall be paid all such wages regardless of whether he signs this Agreement; (ii) reimbursement for approved business expenses incurred by him through the Termination Date for which he has not been reimbursed; or (iii) continuation insurance coverage pursuant to the terms of SCIO-provided insurance plans or applicable law.

5.            No Admission of Wrongdoing.  The existence and execution of this Agreement shall not be considered as an admission of any wrongdoing, liability, violation, error, or omission by Executive or SCIO.
6.            Knowing and Voluntary Agreement.  Executive acknowledges and agrees that:
(a)	This Agreement is written in a manner which he understands. Under this Agreement, SCIO is giving him things of value which he would not otherwise be entitled to receive.
(b)	He has been given twenty-one (21) days to consider and to sign this Agreement and he is hereby advised by SCIO to consult with an attorney prior to executing this Agreement. If he should sign this Agreement before the end of the 21-day period, such signing shall be considered a forfeiture of his right to consider this Agreement for the twenty-one (21) days.
(c)	Notwithstanding the other provisions of this Agreement, Executive is not releasing or waiving in this Agreement any claims under the Age Discrimination in Employment Act that may arise after the date he signs this Agreement. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and time-period requirements of the Age Discrimination in Employment Act.
(d)	Executive has had the opportunity to review and reflect on all terms of this Agreement, and has not been subject to any undue or improper influence interfering with the exercise of his free will to execute this Agreement. He knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and knowingly and voluntarily intends to be legally bound by them.
7.            Effective Date. Executive and SCIO have seven (7) days following execution of this Agreement to revoke this Agreement.  This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired. In the event that Executive exercises the right to revoke this Agreement, neither SCIO nor Executive will have any obligations under this Agreement. If Executive chooses to revoke this Agreement, he must do so in writing addressed and delivered by e-mail to Gerald McGuire, or current Chief Executive Offer of SCIO.  (GMCGuire@sciodiamond.com.  In the event that SCIO exercises the right to revoke this Agreement, neither SCIO nor Executive will have any obligations under this Agreement. If SCIO chooses to revoke this Agreement, it must do so in writing addressed and delivered by e-mail to Executive at McMahon1004@gmail.com or delivered to 406 Deerfield Drive, Greer, SC 29650.
8.            “Released Parties.”  As used in this Agreement, the term “Released Parties” means SCIO, its past and present parent, subsidiary and affiliate companies, and its and their respective: (i) predecessors and successors; and (ii) past and present Executives, owners, partners, shareholders, members, directors, officers, attorneys, assigns, agents, and representatives, both individually and in their corporate and/or official capacities.
9.            Confidentiality of Agreement.  Executive agrees that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.  However, Executive agrees that the fact that Executive and SCIO have reached this Agreement and its terms, specifically including, but not limited to, the amount paid under this Agreement, will be treated as a strictly confidential matter between the Parties, and will not be disclosed by Executive to any current, former, or future friends or family members of Executive, save and except his spouse, nor to any future, current, or former executive of SCIO, except as may be required by law, as necessary in filing tax returns, under Court direction or order, to any governmental agency or to Executive’s professional financial advisors and/or legal counsel.  This confidentiality provision is a material and substantial term of this Agreement.
10.            Return of Property.  Executive represents that he has returned all SCIO property and documents, including copies of any documents, in his possession or control, including without limitation any building keys, laptop computer, personal digital assistant, cellular telephone, smart phone, telephone calling card(s), credit card(s), forms, files, manuals, correspondence, memoranda, notes, e-mail, plans, business records, reports, financial data or records, personnel data, contracts, contract information, training materials, product mix or recipes, lists of executives, salary and benefits information (except relating to Executive), lists of suppliers and vendors, brochures, catalogs, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive anywhere or other installed or portable device, passwords, data processing reports, reports or recordings in any electronic or physical format, and any and all other documents or property which Executive has obtained by virtue of his employment with SCIO.
11.            Nondisparagement.  Executive agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, disparaging or harmful concerning SCIO and the Released Parties, including its and their policies or programs, or take any actions that are harmful to the business affairs of SCIO, the Released Parties, and/or its or their executives.   Executive further agrees that he will not engage in any conduct concerning SCIO or any of its executives that has the effect of disparaging or harming SCIO or its executives, or that could be construed as inappropriate conduct.  Executive further agrees that he will not make or cause to be made any oral or written statements regarding SCIO, its policies or programs, or its past or present officers, directors, executives, agents, or business associates, or SCIO’s Confidential Information to any third party, including, but not limited to, the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless such statement is: (i) expressly authorized by SCIO in writing, or (ii) required by law.  This same obligation will be afforded the Executive in reciprocity.  This provision is a material and substantial term of this Agreement.
12.            Cooperation.
(a)	Executive agrees to cooperate fully and completely with SCIO, and any of the Released Parties in any matter related to SCIO’s business or activities, as follows: (i) to be available at mutually agreeable times, personally or by telephone, as necessary, at such reasonable times and without unreasonable interference with Executive’s employment or personal activities, to provide such information as may be from time to time requested by SCIO in connection with various matters in which Executive was involved during his employment with SCIO; and (ii) in all pending and future litigation (including claims asserted with administrative agencies) involving SCIO or any of the Released Parties, which obligation includes Executive’s promptly meeting with counsel for SCIO or the Released Parties at reasonable times upon their request and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to Executive. Executive further agrees to cooperate fully with SCIO in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Executive was employed with SCIO.

(b)	Except as requested by SCIO or as compelled by law or judicial process, Executive will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the South Carolina Human Affairs Commission, the South Carolina Wage Payment Statute, or any federal, state, or local law involving the formation, continuation, or termination of Executive’s employment relationship, or the employment of this persons, by SCIO or any of the Released Parties; or (ii) in any litigation against SCIO or any of the Released Parties; nor will Executive participate in any class action or accept any money recovered on his behalf by others.
(c)	If Executive receives a subpoena seeking testimony, documents or information Executive may have related to SCIO or any of its affiliates, Executive or Executive’s attorney shall provide SCIO with a copy of the subpoena prior to the date specified for compliance and no later than two business days following Executive’s receipt of it. In addition, as soon as possible prior to the date of compliance required by such a subpoena, Executive shall notify SCIO of the content of any information to be provided pursuant to such a subpoena and give SCIO copies of all documents to be produced.
(d)	Any normal and ordinary expenses inclusive of out of pocket expenses and labor at a rate of $120.00 per hour incurred by Executive in complying with paragraphs 12(a), 12(b), or 12(c) will be borne by SCIO and or covered by D&O Insurance where applicable
(e)	Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency. However, Executive specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to him in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with SCIO or the termination thereof.
13.            Agreement Not to Seek Reemployment.  Executive acknowledges that SCIO and the Released Parties have no obligation to employ or to hire or rehire Executive, to consider Executive for hire, or to deal with Executive in any respect at any location, office, or place of business with regard to future employment or potential employment.
14.            Confidential Information Protected.  Executive understands that his employment with SCIO created a relationship of confidence and trust between himself and SCIO with respect to proprietary, confidential, and otherwise sensitive information relating to the business or affairs of SCIO. Executive acknowledges his obligations not to disclose or otherwise make available Confidential Information to any member of the public, including without limitation persons that do or may compete in any manner with SCIO, and the fact that the same survive Executive’s employment with SCIO. In consideration of the payments and benefits for this Agreement, and other good and valuable consideration the sufficiency of which Executive acknowledges, he agrees that he shall exercise his best efforts to protect SCIO’s Confidential Information.
(a)	“Confidential Information” includes any information (i) related or useful to the business of SCIO, including anticipated research and development; or (ii) resulting from tasks assigned to Executive by SCIO; or (iii) resulting from the use of equipment, supplies or facilities owned, leased, or contracted for by SCIO; or (iv) related or useful to the business of any supplier or customer of the SCIO, which was made known to Executive by SCIO or by any client, customer or supplier of SCIO, or learned by Executive during the period of his employment. By way of example, but without limitation, Confidential Information includes trade secrets, processes, formulas, data, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, blueprints, specifications, maps, computer software programs, promotional ideas, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists.
(b)	Executive further agrees that Confidential Information shall be the sole property of SCIO, and that SCIO shall be the sole owner of all patents, copyrights, and the rights (collectively referred to herein as “Rights”) pertaining to Confidential Information. Executive hereby assigns to the SCIO any rights he may have or acquired in the Confidential Information or Rights pertaining to Confidential Information. Executive agrees that, at all times after the termination of his employment, he will keep in strictest confidence and trust all Confidential Information, and will not use or disclose, or induce disclosure of or assist in the use of, any Confidential Information without the prior written consent of the SCIO.
(c)	Executive understands that his employment with SCIO created a relationship of confidence and trust between himself and SCIO with respect to any Confidential Information. In consideration of the payments and benefits for this Agreement, and this good and valuable consideration the sufficiency of which Executive acknowledges, he agrees that he shall exercise his best efforts to protect SCIO’s Confidential Information.
15.            Arbitration.The Parties agree that any future dispute between them of any nature whatsoever, including, but not limited to, any dispute regarding the employment relationship, the separation from employment, and any aspect of this Agreement, save and except for a claim for injunctive relief, will be submitted to and resolved exclusively by binding arbitration to be held in Greenville, South Carolina pursuant to the applicable rules of the American Arbitration Association (“AAA”).  The Parties will attempt to agree to an arbitrator who is experienced in employment law and who is licensed to practice law in South Carolina.  If the Parties are unable to reach agreement, the arbitrator will be selected by the AAA.  The arbitrator shall not have the authority to modify or change the terms or provisions of this Agreement in any respect.  This Agreement and the arbitrator’s award will be fully enforceable pursuant to the Federal Arbitration Act and the South Carolina Uniform Arbitration Act Arbitration Act.  Notwithstanding the foregoing, where a breach by Executive may cause irreparable harm, the SCIO may seek immediate injunctive relief in any court with subject matter and personal jurisdiction.
Should either party to this Agreement hereafter pursue any arbitrable dispute by any method other than arbitration except as otherwise set forth in this Agreement, the responding party shall recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.  In any action or arbitration brought by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing the terms of the Agreement.
16.            Reliance; Complete Agreement; Modification.  Executive and SCIO acknowledge that in executing this Agreement they have not relied on any statements, promises or representations made by the other party except as specifically memorialized in this Agreement.  This Agreement constitutes the complete agreement of the Parties on or in any way related to the subject matter addressed herein, and this Agreement supersedes and cancels all previous agreements or understandings between the Parties including the Executive Severance Agreement (“Executive Agreement”), dated January 29, 2013.  .
17.            Severability.  If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions.  If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.
18.            Governing Law.  This Agreement is governed by the laws of the State of South Carolina without regard to its conflict of laws principles.
19.            Assignment.  SCIO may assign this Agreement to any person or entity at any time without the prior written consent of Executive.  Executive may not assign this Agreement to any person or entity without the prior written consent of SCIO, with the exception of automatic assignment to Executives spouse, Jill Bailey McMahon in the event the Executive should be come deceased
Each of the undersigned acknowledges that each: (a) has read and fully understands all the terms and conditions of this Agreement, (b) has had sufficient time to consider this Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily and willingly.

Date: September 18, 2014	/s/ Michael McMahon
Michael McMahon

SCIO DIAMOND TECHNOLOGY CORPORATION

Date: September 18, 2014	/s/ Gerald McGuire
by: Gerald McGuire, President and Chief Executive Officer

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